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Garden Fresh Restaurant Corp.

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GARDEN FRESH AND CERTAIN OF ITS DIRECTORS AND OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF STOCKHOLDERS RELATING TO THE PROPOSED MERGER OF GARDEN FRESH WITH AN AFFILIATE OF FAIRMONT CAPITAL, INC., AS FURTHER DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER 29, 2003, AS AMENDED ON NOVEMBER 21, 2003. GARDEN FRESH WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAIL TO ITS STOCKHOLDERS A DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHICH WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PARTICIPANTS IN THE SOLICITATION AND OTHER IMPORTANT INFORMATION ABOUT THE MERGER AGREEMENT AND THE PROPOSED MERGER. GARDEN FRESH WILL ALSO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TRANSACTION STATEMENT ON SCHEDULE 13E-3 RELATING TO THE MERGER AGREEMENT AND THE PROPOSED MERGER.

STOCKHOLDERS OF GARDEN FRESH ARE ADVISED TO READ GARDEN FRESH’S PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF GARDEN FRESH MAY OBTAIN, FREE OF CHARGE ONCE THEY BECOME AVAILABLE, COPIES OF GARDEN FRESH’S PROXY STATEMENT AND OTHER DOCUMENTS FILED BY GARDEN FRESH WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE INTERNET WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. THESE DOCUMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY CALLING INVESTOR RELATIONS AT GARDEN FRESH AT 858-675-1600.

Garden Fresh Restaurant Corp.

Fourth Quarter Results

Conference Call

Tuesday, November 25, 2003

Don:	Ladies and Gentlemen: thank you for standing by, welcome to the Garden Fresh Restaurant Corp.’s Fourth Quarter Results conference call. During the presentation, all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the “1” followed by the “4” on your telephone. As a reminder, this conference is being recorded Tuesday, the 25th of November, 2003. I’d like now to turn the conference over to Mr. Michael Mack, CEO of Garden Fresh Restaurant Corp. Please go ahead sir.

Mr. Mack:	Thank you Don. Good morning and welcome to the Garden Fresh 4th quarter and fiscal 2003 year end earnings conference call. With me today is Dave Qualls, my Chief Financial Officer. Let me begin by reviewing the language regarding forward looking statements that pertains to financial and other information disclosed in this conference call as well as language that pertains to our proposed merger transaction.

As to forward looking statements:

We may disclose certain statements in this conference call which are forward looking, such as the ability of the company’s marketing programs to drive sales growth in 2004 and estimates for the first quarter of fiscal 2004 and the full year for fiscal 2004, along with the assumptions related to these estimates. These statements and estimates are subject to certain risks and uncertainties and other factors that could affect the company’s financial results. More information on the risks, uncertainties and other factors that could affect the company’s financial results is included in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission.

As to our pending merger:

Garden Fresh and certain of its directors and officers may be deemed to be participants in the transactions contemplated by the proposed merger of Garden Fresh with an affiliate of Fairmont Capital, Inc., as further described in the Agreement and Plan of Merger dated September 29, 2003, as amended on November 21, 2003. Garden Fresh will file with the Securities and Exchange Commission and mail to its stockholders a definitive proxy statement for the special meeting of stockholders which will contain important information regarding the participants in the merger transaction and other important information about the merger agreement and the proposed merger. Garden Fresh will also file with the Securities and Exchange Commission a transaction statement on Schedule 13E-3 relating to the merger agreement and the proposed merger.

Stockholders of Garden Fresh are advised to read our proxy statement for the special meeting of stockholders when it becomes available because it will contain important information. Our stockholders may obtain, free of charge once they become available, copies of our proxy statement and other documents filed by the company with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at www.sec.gov. These documents may also be obtained free of charge by calling investor relations at Garden Fresh, phone number (858) 675-1600.

I will provide an overview of our financial results, I’ll comment briefly on those results and then Dave Qualls and I will address questions regarding the performance of the Company. We will not be addressing any questions regarding the proposed merger and ask that you refer to the press release updating the status of the proposed merger issued earlier today coincident with the earnings release.

Turning to our financial results for the 4th quarter of FY 2003:

As you saw in the release, net sales for the quarter ended September 30th rose 5.3% to $57.7 million up from $54.8 million in the same period in the prior year. Same store sales for the quarter increased 3.9%. There were 95 restaurants in the same store sales base. We posted a net loss of $128,000, or $.02 per share for the quarter versus $1.6 million and $.28 per share last year for the same quarter. These results include $997,000 of costs associated with the proposed merger that we previously announced on September 30th. Without these costs we would have reported net income of $.12 per diluted common share. A reconciliation of this non GAAP proforma is included in Table A of the press release that is located in the investor relations section of our website, which is at www.gardenfreshcorp.com.

For the fiscal year net sales increased 2.9% to $220.5 million up from $214.3 million in fiscal 2002. Same store sales for the year increased by 1.6%. Net income for fiscal 2003 was of $3.0 million or $.51 per diluted share compared to $5.6 million and $.96 per diluted share for fiscal 2002. The net income and earnings per share numbers for fiscal 2003 contain the costs associated with the proposed merger and have not been adjusted on a proforma basis.

We commented in the press release on the balance sheet improvements, which included debt reduction of $4.8 million, and a cash increase of $5.8 million.

We saw significant increases in same store sales during the 4th quarter. We engaged in specific marketing activities aimed at accomplishing that as outlined in the press release. We are now in the process of evaluating the impact of each of those programs for effectiveness on a going forward basis in order to continue our sales performance in the most cost-effective manner.

I would now like to address your questions regarding our operating performance, and Don, if you will instruct the participants, we’ll open it up to Q&A.

Don:

Thank you. Ladies and Gentlemen, if you would like to register for a question, please press the “1” followed by the “4” on your telephone. You’ll hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the “1” followed by the “3.” If you are using a speaker phone, please lift your handset before entering your request. One moment please for the first question.

Our first question comes from the line of Mr. Ben Pass from Jemco. Please go ahead sir.

Mr. Pass:	Hi guys. I’m sorry I signed on a bit late. Could you please talk about when Centre Partners was first contacted by GF Holdings or the Company regarding its participation in the merger?

Mr. Mack:	Yeah, I’m, there’s probably maybe several of you who signed on late, um, one of the things that I stated early on is that we will not be able to address any questions regarding the proposed merger and I know there’s a lot of them and all we can do is refer you to the press release we issued coincident with the earnings release. And that’s really all the information I can provide at this time.

Mr. Pass:	How do you expect shareholders to review the change and modification made to the original announcement without giving such details… one of the questions I’m curious to know about is the condition that GF Holdings has regarding due diligence and how the Company agreed to that and what goes into that, how far along in due diligence is Centre Partners and GF Holdings.

Mr. Mack:	Yeah, again, that’s a very legitimate question and I understand it’s a great one to ask. I cannot responsibly comment beyond what is in the press release right now.

Mr. Pass	Can you, one last question, as many of you are curious….

Mr. Mack:	Sure.

Mr. Pass:	Originally, under the original structure, Fleet was contributing a portion of the financing? Is that, was that true? Fleet First Boston…

Mr. Mack:	Yeah, I realize…. I can’t comment beyond what is in the press release and again I understand your frustration and um….

Mr. Pass:	Right. I guess my last question really is, if Centre Partners decides that they are not willing to participate in the merger alongside GF Holdings, does this mean that the original deal as struck with Fairmont is nonexistent, obviously, does that bring any compromise to the transactions?

Mr. Mack:	Well again,….

Mr. Pass:	I’m just curious.

Mr. Mack:	Yeah, again, I think there’s a paragraph in the press release which kind of outlines the expectations by December 15th and I can’t comment beyond what is in the press release. It does say that a signed and accepted commitment letter on customary terms from Centre Partners for at least 2/3 of the equity capital required by the debt commitment list, so there’s some commentary in there and I would refer you to that.

Mr. Pass:	Right. Alright, I appreciate it guys. I wish you luck.

Mr. Mack:	Thank you very much.

Mr. Pass:	Yeah.

Don:	Our next question comes from the line of Steven Hanson, Millennium Partners. Please go ahead.

Mr. Wachtell:	Hi, this is actually Ted Wachtell. Um, in the original agreement was it contemplated that Fairmont Capital would provide 100% of the equity financing?

Mr. Mack:	Yeah, again, Ted, I cannot comment beyond what is in the press release, and those are, again, it’s a fair question and all I can do is refer you to the press release.

Mr. Wachtell:	Right, unfortunately, ya know, I’ve read the press release three or four times and I still have a multitude of questions, so the press release, frankly, it gives me more questions than it gives me answers, or it gives me more questions than I had previous to reading it. Um, so, ya know, I think all of us recognize you’re limited in what you can say, um, but I don’t see a reason why some of these questions can’t get answered in a full and fair disclosure manner, um, regulation FD on a conference call with everyone listening at the same time. Um, the real question here is ya know, is Centre Partners brand new to the game here, is this in the eleventh hour, or ya know, was there some relationship on the equity side, uh, going into the original deal, um, between Fairmont and Centre?

Mr. Mack:	Yeah….

Mr. Wachtell:	And I know what you’re going to say, you can’t answer these questions but what I’d like you to do is recircle around with your attorneys and figure out what you can say and try to give us just a little more because ya know, the market is confused. We don’t know whether this deal is in trouble or not in trouble.

Mr. Mack:	And that’s fair and what I can tell you consistent with what’s in the press release is we’re moving forward to provide more information as quickly as we can with the filing of our 10K, ya know, getting the proxy statement hopefully out, preliminary proxy statement targeting the first week of December, and filing with the Securities & Exchange Commission a form 8K containing a copy of an amendment to the merger agreement. So it’s a fair comment. We are very sensitive to it, it is our interest to get information out as quickly and as responsively as we can, and I can assure you we are working quickly towards that.

Mr. Wachtell:	Okay, one other quick question. Results. Ya know, I see that the sales were up 5.4%. I think on a apples-to-apples basis, 1.6%, do I have those numbers right?

Mr. Mack:	Uh, I think it was 5.4% for the year, 1.6% was the same store sales increase.

Mr. Wachtell:	Are those good numbers? Are you happy with those numbers? Are they better than you were budgeting, ya know, the business has had ups and downs in the past.

Mr. Mack:	Yes.

Mr. Wachtell:	Ya know, I look at those numbers and say, “Hey, they’re not bad.” What are your thoughts?

Mr. Mack:

Uh, a couple…. let me pull it apart a little bit. Um, I am very, very pleased with the sales performance we experienced in the 4th Quarter when our same store sales were up 3.9%, and most importantly, those same store sales were given exclusively by increases in guest counts, that wasn’t a result of manipulating the price higher. We had more butts in seats during the 4th Quarter as a result of the marketing program that we initiated and we were very pleased and thrilled with that performance.

We had come through a period in the second and third quarters, where as a result of, I think some things that we did, and a softer economy and/or where we saw some very negative guest count performance, and so we initiated some programs in the month of May which began implementing in the month of June which we think contributed significantly to sharply turning around our results.

So, given what we went through in the second and third quarters, what we were able to accomplish in the 4th, and the learning that we got from moving the business on a go forward basis, we were very pleased.

The overall year, no, I’m not happy with that, I don’t think that we… anytime we come up with earnings that are less than the prior year for our shareholders, it’s hard to call that a good year, so we went through I think some significant economic difficulties, we had, I think our pricing got a little out of whack, and that contributed, I think we corrected smartly and quickly in the fourth quarter, and I’m very pleased with where we’re positioned right now on a go forward basis.

Mr. Wachtell:	Okay.

Don:	As a reminder, to register for a question, press the “1” followed by the “4.” Our next question comes from the line of Tony Reiner, GR Asset Manager.

Mr. Reiner:	Oh hi, how are you? I appreciate you can’t comment, uh, very much on the deal. How come you issued the press release this morning, stating just slightly about the deal but now won’t talk about it very much?

Mr. Mack:	Um….

Mr. Reiner:	I mean, did you put out a press release cuz you knew there’d be a bunch of questions today?

Mr. Mack:	(Laughter)

Mr. Reiner:	Seriously, I mean, you can see what the stock’s doing, you can see what our position’s doing, and I don’t understand how you can have a call like this and ya know, throw out a little press release which says a lot, but as the first caller asked, ya know, raised more questions than answers more questions.

Mr. Mack:	Yeah, the only, uh, um, we are doing absolutely the best that we can Tony, we anticipated to your point that there would be questions on this call related to the proposed merger; we did want to update as best we could, um, I think we provided a substantial amount of additional information for people, and to your point, for many people it raises more questions. We’ve tried to outline in as much detail as we responsively could, when some of those additional questions would be addressed and I think we’ve got a sharp and brisk timeline for doing that. And I’m sympathetic to your position, I understand that there are a lot of questions that you have, and I appreciate your being understanding about ours; we have some restrictions and certainly a high level of responsibility to communicate as clearly as we can and only when we can be clear.

Mr. Reiner:	Okay, I understand that and let me talk about the timeline for a second. First thing, this thing has dragged on a lot longer than we originally thought, and certainly what the timing was when we first announced, uh, the deal in the first place, that we never thought it would go to this point in time. Now we have a very brisk timeline as you just put it and I don’t see how we don’t brush up against it if ya know, what kind of assurance we have that things are moving along the timeline that we’re looking for.

Mr. Mack:	Yeah, I can’t give you any more assurance than what’s in the press release.

Mr. Reiner:	Uh, okay, well I wish us all luck, but uh…. thank you very much.

Mr. Mack:	Thanks, Tony.

Don:	Our next question is a follow-up question from the line of Steven Hansen. Please go ahead.

Mr. Wachtell:	Yeah, again, it’s Ted Wachtell. Um, do you have 24 owned restaurants, is that correct or is it? I’m a little confused on the 24 number, how many of them where you own the land, and how many of them where you own the land and building?

Mr. Qualls:	Um, Ted, this is Dave Qualls. We’ve got 24 owned pieces of land and 22 of which are operational restaurants with buildings on them.

Mr. Wachtell:	Okay, so those 22 you own as well, I mean, you own the land building where you….

Mr. Qualls:	We own the entire package, that’s correct.

Mr. Wachtell:	Right, okay. Now, in the past, you’ve done sale leaseback transactions and they seem to be in the $2-$3 million range. Um, here, I don’t see that you’ve, um, well, it’s difficult for me to get my hands around the quality of these remaining 24, I wonder if you can just speak to those assets, um, they are basically not secured? Is that correct?

Mr. Qualls:	Well, we have a certain amount of debt transactions that we use mortgage financing so some of those properties are encumbered with that currently.

Mr. Wachtell:	Right, but there is asset value over and above the, um, the mortgage encumbrance there, where you could enter into additional sale leaseback transactions the way you have in the past.

Mr. Qualls:	Well, it’s like anything, if there’s an encumbrance, that has to be removed before we can enter into a sale leaseback.

Mr. Wachtell:	Right, well obviously, but I’m just trying to look at that and dissect whether there is asset value there, that’s financable. I mean, can you speak to those assets, um, at all, um, ya know, I don’t see that you sold anything in the recent past, but ya know, are the valuations in line or improved in terms of potential sale leaseback transactions versus what you did in ’02 and prior in some of these previous sale leasebacks.

Mr. Qualls:	In the sense of being able to sell, and when we sold the 12, it wasn’t that we picked; I mean the 12 were no materially different than the ones that we have in existence currently.

Mr. Wachtell:	Okay, well that’s really what I’m driving at; in other words, they weren’t cherry picked.

Mr. Qualls:	No, we didn’t pick the best 12 and keep the 22 dogs. They were kind of representative. Yeah, it just, I mean our ploy was to, it’s just another form of financing and mortgage, so in some cases, we sold properties, in other cases, we mortgaged them.

Mr. Wachtell:	Right.

Mr. Qualls:	So there’s I mean, there’s no material difference in terms of how the properties sit.

Mr. Wachtell:	Right. Okay. Are there any plans or anything in the works with regards to sale leaseback transactions currently?

Mr. Qualls:	Um, I have no plans, given our cash performance at the moment; we’re surplus cash flow, we’re really burning off debt, so at this point we’re not really pursuing additional financing.

Mr. Wachtell:	Okay. Thank you very much.

Mr. Qualls:	Thanks Ted.

Don:	Our next question comes from Lee Abe from Bear Stearns. Please go ahead.

Mr. Abe:	Hi everyone. I had a question regarding the guidance for next year. You have a number for the sales guidance, but can you help us with the same source sales number?

Mr. Qualls:	I believe, down there in the comp sales, I believe in that Table C, it talks to the comp sales increase of 3-4% primarily driven by counts.

Mr. Abe:	Okay, so that would imply that you’re not really extending the store base next year.

Mr. Qualls:	Well, that doesn’t really relate to the store base at all. It relates to the existing stores, um, the comp sales number.

Mr. Abe:	Okay. How many new stores are you building next year?

Mr. Qualls:	We currently have plans, we don’t have any plans for the fiscal year we’re in now to build any, zero.

Mr. Abe:	Okay, new development CapX would be zero, according to current plan?

Mr. Qualls:	Well, if we have no new stores, it certainly wouldn’t be very much, except to the extent of what we might plan to do in advance of 2005.

Mr. Abe:	Okay. And then for existing store CapX, the maintenance CapX, would that level be expected to remain roughly the same as last year?

Mr. Qualls:	Well, ya know, I can’t really comment on that because a big piece of it has to do with remodels that we haven’t determined the number and the quantity yet, so I really can’t give you a firm number on that.

Mr. Abe:	Do you assume that you do those remodels when you give the sales guidance?

Mr. Qualls:	Well, we assume that there’s a certain amount of maintenance CapX going on that maintains the restaurants that allows not to have rundown restaurants to create sales, so um, there is a level in there but that’s mostly just routine maintenance, it’s not full on remodels.

Mr. Abe:	Okay, and then for your margins for next year. It seems that the, your margins, it seems like they’re gonna stay roughly steady or maybe even improve a slight bit, um, you guys pointed to labor as something that would be going up, uh, can you help us understand where, which lines, which of the cost lines, I guess, are going to come down to help offset that?

Mr. Qualls:	Um, actually, we’re gonna have to stick to the guidance that’s in the press release as to a general, in terms of we expect as, every year has been the case, costs will continue to escalate across all of our major cost buckets to varying degrees so uh, we don’t, that puts it in the sales margin, or in the store margin number.

Mr. Abe:	Okay.

Mr. Mack:	That wage raise inflation is not an extraordinary number. That’s just very consistent with our historic inflation rate.

Mr. Abe:	Okay. Final thing just, what are your public company costs?

Mr. Mack:	I don’t believe we’ve disclosed that.

Mr. Abe:	Okay. Thanks very much.

Mr. Mack	Thank you.

Don:	Gentlemen, there are no further questions at this time; I’d now like to turn the call back to you. Please continue with the presentation of closing remarks.

Mr. Mack:	Well, uh, thank you very much everyone for your time this morning and um, we will be communicating with you as soon as we responsibly can and let you know the call.

Don:	Ladies and Gentlemen, that does conclude the conference call for today. We thank you for your participation and will ask that you please disconnect your line.